FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-193376-23

September 25, 2015

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (File No. 333-193376) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor, Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing prospectus.cpdg@db.com.

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.

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IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which these materials are attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

SUPPLEMENT NO. 2 TO FREE WRITING PROSPECTUS, DATED SEPTEMBER 25, 2015

$999,533,000 (Approximate)

COMM 2015-CCRE26 Mortgage Trust
as Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

as Depositor

German American Capital Corporation
Cantor Commercial Real Estate Lending, L.P.
Jefferies LoanCore LLC
as Sponsors and Mortgage Loan Sellers

COMM 2015-CCRE26 MORTGAGE TRUST
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

This Supplement No. 2 to Free Writing Prospectus, dated September 25, 2015, relates to the offering of COMM 2015-CCRE26 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class A-M, Class B, Class C and Class D (collectively, the “Offered Certificates”) and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated September 15, 2015 and filed with the Securities and Exchange Commission under accession number 0001539497-15-001471 (the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus designated as the “Structural and Collateral Term Sheet”, dated September 15, 2015 and filed with the Securities and Exchange Commission under accession number 0001539497-15-001468 (the “Term Sheet”):

1. The definition of “Borrower Party” is deleted in its entirety and replaced with the following:

“Borrower Party” means (i) a borrower, a mortgagor or a manager of a Mortgaged Property or any affiliate thereof, or any principal, partner, member, joint venturer, limited partner, employee, director, advisor or direct investor in any of the foregoing, (ii) solely with respect to the 10 largest Mortgage Loans based on Stated Principal Balance, any person that owns, directly or indirectly, 25% or more of a borrower, a mortgagor or a manager of a Mortgaged Property or (iii) any owner (and (A) any affiliate and agent thereof or (B) any person that owns, directly or indirectly, 25% or more of any such owner) of any interest (whether legally, beneficially or otherwise) in any mezzanine loan related to a Mortgage Loan that has accelerated such mezzanine loan (unless (a) acceleration was automatic under such mezzanine loan, (b) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such owner or an affiliate of such owner and (c) such owner is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure proceedings against the equity interests in the borrower(s) of such Mortgage Loan.

Except as modified above and in Supplement No. 1 to Free Writing Prospectus, dated September 24, 2015, the Free Writing Prospectus remains unmodified.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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